[Confidential Treatment Requested. Confidential Portions of This Agreement have been Redacted and have been separately filed with the Commission]

                                                                   Exhibit 10.11

             AMENDMENT NO. 2 TO LICENSE AND COLLABORATION AGREEMENT


THIS AMENDMENT NO. 2 TO LICENSE AND COLLABORATION AGREEMENT (this "Amendment"), effective as of May 8, 2001 (the "Effective Date") is entered into by and between THE IMMUNE RESPONSE CORPORATION, a Delaware corporation ("IRC"), and TRINITY MEDICAL GROUP USA, INC., a Florida corporation ("Trinity"), with respect to the following facts.

                                    RECITALS

         A. IRC and Trinity Medical Group, Co., Ltd., a Thai limited company ("Trinity Thailand"), entered into the License and Collaboration Agreement dated as of September 15, 1995, which was amended on September 29, 2000, by the Amendment No. 1 to License and Collaboration Agreement (the "Amendment No. 1") (collectively the "Agreement").

         B. Pursuant to the Assignment Agreement dated as of August 3, 2000, between Trinity Thailand and Trinity, Trinity Thailand assigned to Trinity and Trinity assumed, all of Trinity Thailand's rights and obligations under the Agreement.

         C. The parties now desire to amend the Agreement on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties amend the Agreement and otherwise agree as follows:

                                    ARTICLE 1

                                    AMENDMENT

         1.1 Section 1.8 of the Agreement shall be deleted in its entirety and restated to read as follows:

                           "Manufacturing Cost" shall mean the fully-burdened
                  cost, expressed on a per unit manufacturing basis, of manufacturing the Product, together with the packaging thereof, including the cost of materials, direct labor and benefits, overhead, all as determined in accordance with generally accepted accounting principles ("GAAP"), and excess capacity related cost, consistent with the manufacturer's accounting practices for other products manufactured. Materials, direct labor and benefits, overhead, and excess capacity related cost shall be further defined as follows:

                                    1.8.1 "Materials" shall include those items
                           which form an integral and direct part of the bulk form of the Product and are necessary for its production, as well as cartons, labels, package inserts and shippers.

                                    1.8.2 "Direct Labor and Benefits" shall
                           include that portion of basic wages, labor and related payroll taxes and employee benefits spent in actual production of the particular Product which can be identified with or charged to the Product.

                                    1.8.3 "Overhead" shall include without
                           limitation all operating expenses incurred by and in support of the particular manufacturing cost centers, purchasing department and quality assurance operations, with respect to the Product, including without limitation the following:

                           - Indirect labor, related payroll taxes and employee benefits
                           -        Depreciation
                           -        Taxes

                           -        Insurance
                           -        Rent
                           -        Repairs and maintenance
                           -        Supplies
                           -        Utilities
                           -        Factory administrative expenses


                                    1.8.4 "Excess Capacity Related Cost" shall
                           include any and all costs, as defined in Sections
                           1.8.1 - 1.8.3 above, that are associated with underutilization of REMUNE(TM)plant capacity that may otherwise be charged to expense in the period incurred.

         1.2 Section 1.18 shall be added to the Agreement as follows:

                           1.18 "Production" shall mean the actual production,
                  as determined at the end of each month, of IRC's current and future manufacturing facility(s) which produces the Product.

         1.3 Section 6.1.2 of the Agreement shall be deleted in its entirety and restated to read as follows:

                           For Commercial Sale and Distribution. IRC shall
                  manufacture, sell and deliver to Trinity such amounts of the Product, as Trinity reasonably requests pursuant to the provisions of Section 6.4 below, equal to Trinity's requirement of the Product for commercial sale and distribution in the Territory for use in the Field, up to twenty-five percent (25%) of IRC's Production for the Product. In the event Trinity's requirement of the Product for commercial sale and distribution in the Territory for use in the Field exceeds twenty-five percent (25%) of IRC's Production for the Product, Trinity may request such additional amounts of the Product pursuant to the provisions of Section 6.4 below, and IRC, in its sole discretion, may decide to manufacture, sell and deliver to Trinity such additional amounts of the Product.

         1.4 Sections 6.3.1(a), (c) and (d) of the Agreement shall be deleted in their entirety and restated to read as follows:

                           (a) With respect to clinical development supply under
                  Section 6.1.1 above, after receipt of approval from the governing health authority of Thailand to conduct the applicable human clinical trials in Thailand and approval from the FDA to supply the Product for use therein, IRC shall supply Trinity with such 100 microgram and DTH skin testing doses of the Product and placebo (as set forth in mutually acceptable protocols), for use in human clinical trials in Thailand under the Development Program for a period not to exceed three (3) years after the commencement of human clinical trials in Thailand. IRC shall supply such doses of Product and placebo for use in such human clinical trials in Thailand for not more than 10,000 enrolled patients during such period at no cost to Trinity. If additional Product and placebo is required for use in human clinical trials in Thailand prior to the First Commercial Sale, IRC shall supply such additional Product and placebo as the parties mutually agree in writing, at a purchase price equal to *** percent (***%) of IRC's Manufacturing Cost for the Product and at such purchase price as the parties mutually agree in writing for placebo.

                           (c) With respect to commercial supply under Section
                  6.1.2 above, Trinity shall purchase Product from IRC at a price equal to *** percent (***%) of IRC's Manufacturing Cost for such Product.

                           (d) IRC shall calculate its Manufacturing Cost for
                  the Product in good faith in a manner which reasonably and equitably allocates the cost of Materials, Direct Labor and Benefits, Overhead, and Excess Capacity Related Cost (each as defined in Section 1.8 above) to the Product.

         1.5 Article 7 of the Agreement shall be deleted in its entirety.

         1.6 Article 8 of the Agreement shall be deleted in its entirety and restated to read as follows:

                                    ARTICLE 8

                             REPORTS AND ACCOUNTING

                           8.1 Reports, Exchange Rates. During the term of the
                  Agreement following the First Commercial Sale of the Product, Trinity shall furnish to IRC a quarterly written report showing in reasonably specific detail, on a country by country basis, (a) the quantity of all Product sold or distributed by Trinity, its Affiliates and its sublicensees in the Territory during the reporting period; (b) the withholding taxes, if any, required by law with respect to such sale or distribution; and (c) the date of the First Commercial Sale of the Product in each country in the Territory during the reporting period. Reports shall be due on the thirtieth (30th) day following the close of each quarter. Trinity shall keep complete and accurate records in sufficient detail to properly reflect all sales and distributions of the Product.

                           8.2      Audits for IRC
                                    --------------

                                    8.2.1 Upon the written request of IRC and
                           not more than twice in each calendar year, Trinity shall permit an independent certified public accounting firm of internationally recognized standing, selected by IRC and reasonably acceptable to Trinity, at IRC's expense, to have access during normal business hours to such records of Trinity as may be reasonably necessary to verify the accuracy of the reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to IRC only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

                                    8.2.2 Trinity shall include in each
                           permitted sublicense granted by it pursuant to the Agreement a provision requiring the sublicensee to make reports to Trinity, to keep and maintain records of sales and distributions made pursuant to such sublicense and to grant access to such records by IRC's independent accountant to the same extent required of Trinity under the Agreement.

                           8.3      Audits for Trinity
                                    ------------------

                                    8.3.1 Upon the written request of Trinity
                           and not more than twice in each calendar year, IRC shall permit an independent certified public accounting firm of internationally recognized standing, selected by Trinity and reasonably acceptable to IRC, at Trinity's expense, to have access during normal business hours to such records of IRC as may be reasonably necessary to verify the accuracy and the propriety of the amounts charged, consistent with Manufacturing Cost, of any invoices hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. Trinity shall also have access to such records of IRC, under the same terms and conditions as provided for the audit of IRC's invoices to Trinity, as may be reasonably necessary to verify IRC's Production. The accounting firm shall disclose to Trinity only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

                           8.4 Confidential Financial Information. Each party
                  shall treat all of the other party's financial information subject to review under this Article 8 or under any sublicense agreement as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

         1.6 Sections 9.1, 9.3, and 9.5 shall be deleted in its entirety.

         1.7 Section 11.2 of the Agreement shall be deleted in its entirety and restated to read as follows:

                           Termination by IRC. This Agreement shall terminate,
                  at the option of IRC effective upon written notice thereof to Trinity, if Trinity has not received the required marketing approval from the governing health authority of Thailand for the Product on or before August 31, 2004.

                                    ARTICLE 2

                                  MISCELLANEOUS

         2.1 Defined Terms. All terms used, but not defined, in this Amendment shall have the respective meanings set forth in the Agreement.

         2.2 Continuing Effect. This Amendment shall be effective for all purposes as of the Effective Date. Except as otherwise expressly modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

         2.3 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law, principles thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

         2.4 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment effective as of the Effective Date.

                                        THE IMMUNE RESPONSE CORPORATION

                                        By  /s/ Dennis J. Carlo
                                           -------------------------------------
                                           Dennis J. Carlo, Ph. D.
                                           President and Chief Executive Officer


                                        TRINITY MEDICAL GROUP USA, INC.

                                        By     /s/ Arun Churdboonchart
                                               ---------------------------------
                                        Title Chairman of the Board of Directors
                                              ---------------------------------


                                        By     /s/ Vina Churdboonchart
                                              ----------------------------------
                                        Title  President
                                               ---------

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*** Confidential Material redacted and filed separately.